Exhibit 10.2
TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release ("Agreement"), is entered into by and between Kim Clarke ("Executive") and Key Energy Services, Inc. on behalf of itself, its parents, subsidiaries, affiliates, successors, assigns, past or present directors, officers, fiduciaries, agents, trustees, administrators and employees (collectively "Company”).

WHEREAS, Executive and Company are parties to an Amended and Restated Employment Agreement dated December 31, 2007 (“Employment Agreement”; and

WHEREAS, the Company desires to reorganize its executive management team in a manner that may result in a material diminution of Executive’s authority, duties, responsibilities and/or budget and constitute Good Reason for Executive’s resignation under the Employment Agreement; and

WHEREAS, Executive and Company wish to provide for Executive’s continued employment during a transition period followed by Executive’s resignation for Good Reason and entitlement to the Severance Compensation provided under the Employment Agreement;

THEREFORE, the Parties agree as follows:

1.    Termination of Employment. Executive’s employment with the Company will continue until, and terminate on, March 31, 2016, unless extended by mutual agreement (“Separation Date”). As soon as practicable following the Separation Date, Executive will be paid for any accrued but unused vacation days, and for any previously submitted unreimbursed business expenses (in accordance with the Company’s applicable guidelines and practices). To the extent that Executive has any accrued, vested benefits under any other employee benefit, savings, insurance, or pension plan of the Company, Executive’s rights and obligations shall be governed by this Agreement and the applicable terms of any such plan(s) and applicable law. Concurrent with Executive’s termination of employment on the Separation Date, Executive acknowledges her resignation as an officer of the Company and all positions of any of the Company’s affiliates or subsidiaries of which she has held office in any capacity. Executive agrees to take any and all further acts necessary to accomplish these resignations.

2.    Transitional Employment Period. In exchange for Executive’s execution of this Agreement and compliance with its terms and conditions, Company agrees:

a.    To continue to employ Executive in accordance with the terms of this Agreement for a period commencing on the date this Agreement is signed by Company and Executive and ending on the Separation Date (hereinafter referred to as the "Employment Term"). Notwithstanding the foregoing, the Company in its sole discretion may specify a date prior to the Separation Date after which Executive will not be required to report to work (the "Leave Date"); however, during the period between the Leave Date (if any) and the Separation Date, (a) Executive will be expected to be available to timely respond to inquiries from Company employees, officers or directors (including by email and telephone) and (b) from time to time Executive may also be requested upon reasonable notice, to perform specific work assignments either at Company’s premises or remotely. Executive will continue to receive the salary and other compensation and benefits set forth in this Agreement during the period between the Leave Date (if any) and the Separation Date, whether or not Executive is requested to respond to inquiries or perform work during such period. At all times up to the Separation Date, whether or not a Leave Date is specified, Executive will remain subject to all company policies applicable to active employees. In addition, the Company shall retain the right to terminate Executive’s employment in accordance with the termination provisions set forth in Executive’s Employment Agreement and, provided that the Company pays Executive all compensation to which Executive would otherwise have been entitled during the Employment Term.

b.    During the Employment Term, Company shall compensate Executive as follows: (i) base salary, in an amount equal to Executive’s then current base salary (which at the time of execution of this Agreement is $334,941.00 per year), payable in accordance with the Company’s existing payroll practices, (ii) a onetime cash retention payment guaranteed at $175,000, payable on March 31, 2016, and (iii) any Equity-Based Incentives which have not previously vested as of March 31, 2016 shall immediately vest on March 31, 2016. In the event Executive and the Company agree to extend the Employment Term, the extension shall be on a month-to-month basis. Executive shall receive her then current monthly base salary and an additional cash retention payment of $30,000.00, for each month that the Employment Term is extended. Both the base pay and the additional cash retention payment shall be paid within 15 days of the end of each month.

All compensation paid to Executive shall be subject to applicable tax withholdings and payroll deductions. Executive will not be eligible to participate in future long term incentive plans.

c.    In addition, during the Employment Term, Executive shall continue to be entitled to participate in all employee benefit plans in which Executive is currently participating, in accordance with the terms of such plans. The foregoing shall not be interpreted as limiting Executive’s rights to participate, during the Employment Term, in new or other plans for which Executive is eligible and/or has enrolled, in accordance with the terms of such plans.

3.    Satisfactory Performance. Executive agrees that during the Employment Term, she shall devote all of her time and attention during usual business hours to the satisfactory performance of Executive’s duties for Company and shall perform such services for Company as may be specifically requested by Executive’s supervisor and/or Company’s Board of Directors.

4.    Separation Benefits. Provided that Executive has complied with the terms of this Agreement, including the satisfactory performance of all responsibilities required under Paragraph 3 above, and in exchange for Executive’s executing a non-revocable release on or about Executive’s Separation Date as set forth in paragraph 5(d)(vi) of Executive’s Employment Agreement, Executive shall be deemed to have resigned for Good Reason on the Separation Date and shall be entitled to receive all Severance Compensation set forth in paragraph 5(d)(e) and (f) of Executive’s Employment Agreement. The Base Salary for purposes of calculating Severance Compensation shall be $360,150.00 per year.

5.    Change In Control. In the event there is a Change In Control, as defined in Executive’s Employment Agreement, prior to Executive’s Separation Date, then Executive shall be entitled to receive the Enhanced Severance Amount set forth in paragraph 5(d)(iii) of Executive’s Employment Agreement.

6.    Release.

a.    In consideration for the payments and benefits being provided to Executive pursuant to this Agreement, Executive, for herself and her heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as "Releasors"), forever release and discharge the Company from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Executive ever had, now have, or may have against the Company by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which Executive signs this Agreement (other than claims for accrued and vested benefits under any qualified or non-qualified employee benefit, savings, insurance, or pension plan, subject to the terms and conditions of such plan(s) and applicable law); and

b.    Without limiting the generality of the foregoing, this waiver and release of claims is intended to and shall release the Company from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company arising out of Executive’s employment and/or Executive’s separation from that employment, including, but not limited to: (i) any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit, savings, insurance, or pension plan of the Company subject to the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any claim under Chapter 21 et. seq. of the Texas Labor Code (iv) any whistleblower-related claims under the Corporate Fraud and Criminal Fraud Accountability Act of 2002 or the Dodd Frank Act of 2010; (v) any other claim (whether based on federal, state, or local law, statutory or decisional) including but not limited to breach of contract (express or implied), wrongful discharge, retaliation, whistleblowing, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (vi) any claim for attorneys' fees, costs, disbursements and/or the like. Nothing in this waiver and release of claims shall be a waiver or release of (a) claims that may arise after the date on which Executive sign this Agreement, (b) Executive’s rights under COBRA, (c) any rights to accrued, vested benefits under any employee benefit, savings, insurance, or pension plan of the Company, (d) Executive’s rights to unemployment insurance benefits (application for which shall not be contested by Company); (e) any right of indemnification as provided by, and in accordance with the terms of, applicable by-laws, or (f) any claims that cannot be waived by law.

This Agreement does not apply to any claims or rights that may arise after the date that Executive signs this Agreement, to vested rights under Executive’s Employee benefit plans as applicable, or to claims that the controlling law clearly states may not be released by settlement.
This Agreement does not apply to any claims for indemnification or for advancement or reimbursement of legal fees and related expenses by Executive pursuant to the Maryland Code, Corporation and Associations; the Parent’s Amended and Restated Articles of Incorporation; the Parent’s Amended and Restated Bylaws; or other corporate documents and relevant laws. The Agreement does not apply to or affect Executive’s claims to coverage, if any, under any relevant policies of insurance, including but not limited to Directors’ and Officers’ insurance policies.

This Agreement is not intended to preclude any claim for set-off, contribution, or comparative or proportionate responsibility that may be raised in defense of any claim that may be filed against Executive.

Nothing in this Agreement generally prevents Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or any other federal, state, or local agency charged with the enforcement of any employment laws. Despite this, by signing this Agreement, Executive is waiving Executive’s right to monetary recovery based on claims asserted in such a charge or complaint.

6.    Waiver of Relief. Nothing in this Agreement or any of the provisions above shall be construed to prevent Executive from responding truthfully to a valid subpoena or from filing a charge with, or participating in any investigation conducted by, a governmental agency. Nevertheless, Executive acknowledges and agrees that by virtue of the foregoing, Executive has waived any relief available to

Executive (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. Therefore, Executive agrees that she will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

7. ADVICE OF COUNSEL; REVOCATION PERIOD; OTHER INFORMATION: THIS AGREEMENT SPECIFICALLY WAIVES ALL OF EXECUTIVE’S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 621 et seq.), AS AMENDED, AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT, AS AMENDED. In connection herewith, Executive understands and agrees that:

a.
Executive is waiving rights or claims under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act in exchange for consideration that is in addition to anything of value to which Executive is already entitled.

b.
Executive has had ample opportunity to consult with an attorney prior to executing this Agreement. The Company advised Executive and encouraged Executive in writing herein to consult with an attorney prior to signing this Agreement.

c.
Executive has carefully read and fully understands all of the provisions and effects of this Agreement and Executive knowingly and voluntarily (of Executive’s own free will) entered into all of the terms set forth in this Agreement.

d.	Executive knowingly and voluntarily intends to be legally bound by all of the terms set forth in this Agreement.

e.	Executive relied solely and completely upon Executive’s own judgment or the advice of an attorney in entering into this Agreement.

f.	Executive further understands that Executive has been given at least twenty-one days to consider the terms of this Agreement before signing it.

g.
If Executive signs this Agreement prior to the end of the twenty-one day time period, Executive certifies that, in accordance with 29 CFR §1625.22(e)(6), Executive knowingly and voluntarily decided to sign the Agreement after considering it less than twenty-one days and the decision to do so was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the twenty-one day time period. Executive has not been asked by the Company to shorten the time-period for consideration of whether to sign this Agreement. If Executive decides to sign this Agreement prior to the end of the twenty-one day time period, the Company will not provide different terms to Executive as a result of this decision. Executive understands that if Executive waives some portion of the twenty-one day time period, the Company may expedite the processing of benefits provided to Executive in exchange for signing this Agreement.

h.
Executive understands that Executive may change Executive’s mind and revoke this Agreement at any time within seven days after Executive signs it by sending notice of revocation to the attention of Katherine Hargis, Associate General Counsel, by fax (713-651-4559) and certified mail, return receipt requested, to 1301 McKinney St., Suite 1800, Houston, Texas 77010. Executive understands that this Agreement shall not become effective or enforceable until after the seven-day revocation period has expired.

8.    Severability. If any provision of this Agreement is held by a court of competent jurisdiction or arbitrator to be illegal, void or unenforceable, this Agreement shall be deemed amended by modifying or deleting, as necessary, such illegal, void or unenforceable provisions; however, the remaining provisions shall be unaffected thereby and shall be enforced to the maximum extent possible.

Further, if a court or arbitrator should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by modifying, narrowing or enforcing in part, as necessary, that aspect of the provision found overbroad or unreasonable, and the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Additionally, each party agrees that any breach of this Agreement by it shall constitute a material breach as to which the other may seek all relief available at law and equity.

9.    Mutual Non-Disparagement: Executive agrees not to commit any act or make any statement to any third party that is, or could reasonably be interpreted as, detrimental to the business, reputation, or good will of the Company including disparaging or embarrassing the Company or its officers, directors, agents, and/or other personnel or employees. Company agrees not to make any statement to any third party that is, or could reasonably be interpreted as, embarrassing, detrimental or disparaging to the character or reputation of the Executive.

10.    No Adverse Cooperation:    Executive agrees not to act in any manner that might damage the business of the Company. Executive further agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against any of the Company unless under a subpoena or other court order to do so. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints against any of the Company or its affiliates, Executive shall state no more than that she cannot provide counsel or assistance. This provision does not apply to any assistance or cooperation that Executive may be asked to provide to the U.S. Securities and Exchange Commission (“SEC”) or the U.S. Department of Justice (“DOJ”) in connection with the investigations that are discussed in the Parent’s Form 10-K for the year ended December 31, 2014.

11.    Cooperation: Executive agrees to cooperate, at the reasonable request of the Company, in the defense and/or prosecution of any charges, claims, investigations (internal or external), administrative proceedings, and/or lawsuits relating to matters occurring during Executive’s period of employment, including the investigations that are discussed in the Company’s Form 10-K for the year ended December 31, 2014, and to make herself reasonably available upon request for interviews by the Company and/or its outside counsel as necessary to accomplish this requirement. Executive further agrees to consider, in good faith, in consultation with her counsel as applicable, requests from the SEC and/or DOJ, as well as from outside counsel of the Company, to cooperate with the SEC and/or DOJ in connection with the investigations that are discussed in the Company’s Form 10-K for the year ended December 31, 2014, in such form and extent that are required for the purposes of such investigations, and during the entire period of their duration. The Company agrees to reimburse Executive for travel costs and reasonable incidental expenses, including reasonable attorneys’ fees incurred in connection with such cooperation. Executive acknowledges that any payment, advancement, or reimbursement of legal fees incurred in connection with such cooperation will be governed by the advancement and indemnification provisions of the Company’s Directors’ and Officers’ insurance policy, the Company’s charter documents, and Maryland law. In performing Executive’s obligations under this paragraph to testify or otherwise provide information, Executive will honestly, truthfully, forthrightly, and completely provide the information requested.

12.    Assignment. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to the principles of conflicts of law; and

14.    Entire Agreement. This Agreement and the Executive’s Amended and Restated Employment Agreement, along with any of Executive’s equity award agreements, constitute the complete understanding between Executive and Company, and supersede any and all agreements, understandings, and discussions, whether written or oral. No other promises or agreements shall be binding unless in writing and signed by both Company and Executive after the Effective Date of this Agreement.

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EXECUTIVE

_________________________________            Date: _________________, 2015.
Kim Clarke

KEY ENERGY SERVICES, INC.                Date: _________________, 2015.

By:______________________________________
Name: __________________________________
Its: _____________________________________